EXHIBIT 11.  STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)


                    Eli Lilly and Company and Subsidiaries

                                                                    Three Months Ended June 30,     Six Months Ended June 30,
                                                                       1999            1998            1999            1998
                                                                   ------------------------------------------------------------
                                                                           (Dollars in millions except per-share data)
BASIC
Net income.......................................................  $       576.4  $       491.3   $     1,202.1   $     1,012.4

Preferred stock dividends........................................              -            (.7)            (.1)           (1.3)
                                                                   ------------------------------------------------------------
Adjusted net income..............................................  $       576.4  $       490.6   $     1,202.0   $     1,011.1
                                                                   ============================================================
Average number of common shares outstanding......................        1,090.4        1,098.2         1,091.3         1,099.6
Contingently issuable shares.....................................              -              -              .5              .6
                                                                   ============================================================
Adjusted average shares..........................................        1,090.4        1,098.2         1,091.8         1,100.2
Basic earnings per share.........................................  $         .53  $         .45   $        1.10   $         .92
                                                                   ============================================================

DILUTED
Net income.......................................................  $       576.4  $       491.3   $     1,202.1   $     1,012.4
Preferred stock dividends........................................              -            (.7)            (.1)           (1.3)
                                                                   ------------------------------------------------------------
Adjusted net income..............................................  $       576.4  $       490.6   $     1,202.0   $     1,011.1
                                                                   ============================================================
Average number of common shares outstanding......................        1,090.4        1,098.2         1,091.3         1,099.6
Incremental shares - stock options and contingently
  issuable shares................................................           17.7           26.8            20.2            28.2
                                                                   ============================================================
Adjusted average shares..........................................        1,108.1        1,125.0         1,111.5         1,127.8
Diluted earnings per share.......................................  $         .52  $         .44   $        1.08   $         .90
                                                                   ============================================================

Shares in millions.

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